Exhibit 99.1

Power Solutions Specialists TX Residential Standby Generator Customers Can

Benefit by Providing Grid Relief to ERCOT via Innovative OmniMetrix™ Partnership

Power Solutions’ Customers Can Support Texas’ Energy Resilience and Get Paid!

Houston, TX and Buford, GA – July 11, 2022 – Power Solutions Specialists TX (PSS) and OmniMetrix, LLC, a subsidiary of Acorn Energy, Inc. (ACFN), today announced an innovative partnership to help homeowners that install next-generation standby generators to earn compensation for offering grid relief, known as “demand response,” to the Electric Reliability Council of Texas (ERCOT). OmniMetrix, a provider of IoT remote monitoring and control technology that is necessary to enable this capability, partnered with PSS last year to provide monitoring services to Briggs and Stratton back-up power generators sold by PSS.

Under the new program, PSS can install standby generators at a lower price point for residential customers that participate in the ERCOT demand response program, providing homeowners both the peace of mind of reliable power during weather events, as well as meaningful financial benefits. Learn more by contacting Power Solutions Specialists TX: https://psstx.com/.

The program was formed by OmniMetrix and its partner, CPower Energy Management (“CPower”), a leading, national energy solutions provider. CPower’s demand response solutions, combined with OmniMetrix’s remote control capabilities, allow the shifting of electricity production to PSS’s best-in-class residential standby generators for a few hours each year when the grid is stressed or ERCOT energy pricing is high, without the homeowner needing to take any action. Homeowners are compensated just for signing up and possibly supplying grid offload by running their generators for up to 12 hours per year.

Brian Northway, CEO of PSS, commented, “We know that Texans are concerned about their family’s well-being and comfort being impacted by weather events that can cause prolonged outages in their homes. Working with OmniMetrix and CPower, we can offer this demand response solution that makes our standby generators a more affordable option, while also supporting the stability of the grid for our neighbors and community.”

Dan Hess, Vice President of Sales at OmniMetrix, said “We are excited to extend our relationship with PSS to bring added value to their customers through demand response. This program, developed with CPower, enables residential customers to secure a competitively priced, fully managed, and reliable generator by agreeing to help the grid. Our remote monitoring and control technology ensures that generators operate when needed, so homeowners won’t even notice when their electricity load is moved from the grid to their generator. It’s a win-win for all parties.”

About Power Solutions Specialists TX (www.psstx.com)

Established in 2020, Power Solutions Specialists TX (PSS) has a new take on the generator dealer market, providing factory level support, training and service to all purchasing dealers. PSS takes pride in outstanding customer service and its ability to meet all stand-by generator needs of its customers, including turnkey installation and maintenance. PSS is a distributor for Briggs and Stratton and provides installation and maintenance services, as well as parts and maintenance kits. PSS works with multiple builders and electrical supply companies to facilitate smooth installation for new and existing construction. PSS’s continued success comes from its knowledgeable, dedicated team and its commitment to innovative approaches, and technical excellence, including first-in-class monitoring and control capabilities with first-class customer service.

About CPower Energy Management (www.cpowerenergymanagement.com)

CPower Energy Management is the leading, national energy solutions provider guiding customers towards a clean and dependable energy future. We manage approximately 5.6 GW of capacity across the U.S., forming virtual power plants that are good for the grid and great for the community. CPower maximizes the value of our customers’ electricity loads, facility assets and distributed energy resources while delivering flexibility, capacity, and other ancillary services to the grid. With more than two decades of experience, we’ve grown to offer more than 55 local energy programs, partnering with grid operators and utilities to serve nearly 16,000 sites, delivering approximately 286,000 metric tons of CO2 reductions in 2021 alone. CPower is based in Baltimore, Maryland and is owned by LS Power, a development, investment, and operating company focused on the power and energy infrastructure sector.

About OmniMetrix, LLC (https://www.omnimetrix.net)

OmniMetrix, a subsidiary of publicly-traded Acorn Energy, Inc. (ACFN), is a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable. The company monitors tens of thousands of assets for customers, which include 25 Fortune/Global 500 companies. In addition to industrial and residential generators, OmniMetrix solutions monitor critical equipment used by cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities.

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OmniMetrix/Acorn Energy Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

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